Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G, Floating Rate Notes	$1,500,000,000	$46,050

(1)

The filing fee of $46,050 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $46,050 is offset against the registration fee due for this offering and of which $788,978.81 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 7 dated September 17, 2007

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount Offered:	$1,500,000,000

Trade Date:	September 17, 2007

Original Issue Date (T+5):	September 24, 2007

Stated Maturity Date:	September 23, 2009

Price to Public (Issue Price):	99.94306% plus accrued interest, if any, from September 24, 2007

Agent Discount (Gross Spread):	0.06%

All-in Price (Net of Agent Discount):	99.88306%

Net Proceeds:	$1,498,245,900 plus accrued interest, if any, from September 24, 2007

Base Rate:	LIBOR Reuters. For purposes of determining LIBOR Reuters, the Designated LIBOR Page is Page LIBOR01.

Spread:	+ 17 basis points

Index Maturity:	3 months

Initial Interest Rate:	Three-month LIBOR Reuters plus 17 basis points, determined two London banking days prior to September 24, 2007

Interest Payment Dates:	Each March 23, June 23, September 23 and December 23, commencing December 26, 2007 (due to non-business days), and at maturity

Interest Reset Dates:	Each March 23, June 23, September 23 and December 23, commencing December 26, 2007 (due to non-business days)

Agents:	Goldman, Sachs & Co. (40%)
J. P. Morgan Securities Inc. (40%)
Banc of America Securities LLC (10%)
Barclays Capital Inc. (10%)

CUSIP:	94974BEL0